Exhibit 10.1

REAL ESTATE SALES CONTRACT

THIS REAL ESTATE SALES CONTRACT (this “Agreement”) is made and entered into as of this 27th day of October, 2025, by and between CLM ACQUISITIONS, LLC, a Virginia limited liability company (“Buyer”), and MDR GREENBRIER, LLC, a Delaware limited liability company (“Seller”).

1.SALE.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including three buildings, containing approximately 92,503 square feet (collectively, the “Buildings”). For purposes of this Agreement, the term, “Property” means collectively:
1.1.Land.  That certain parcel of land totaling 5.12 acres, more or less, located at 1244 Executive Blvd., Chesapeake, Virginia 23320, and designated as City of Chesapeake Parcel Identification Number 0373002000280, as more particularly described in Exhibit A attached hereto (collectively, the “Land”), together with Seller’s right, title, and interest (if any) in all reversions, remainders, privileges, rights, easements, tenements, hereditaments and interests appurtenant thereto, including, but not limited to Seller’s right, title, and interest (if any) in any streets or other public ways adjacent to the Land, and any water and sewer tap rights, rights to sanitary or storm sewer capacity, and development, air, water or mineral rights owned by, or leased to, Seller and benefitting the Land or any Buildings.
1.2.Improvements.  All improvements located on the Land, including, but not limited to, the Buildings, and Seller’s right, title, and interest (if any) all other structures, fixtures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Buildings (all such improvements being collectively referred to as the “Improvements,” together with the Land, the “Real Property”).
1.3.Leases.  Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Real Property that are in effect on the Effective Date (as hereinafter defined), which are identified in Schedule 1.3 attached hereto, together with any leases, licenses or occupancy agreements that Seller executes and enters into prior to Closing pursuant to this Agreement (collectively, the “Leases”).

Nothing in this Agreement is intended, or should be construed to give Buyer rights to any personal property and/or trade fixtures owned by Tenants under Leases or property expressly reserved to such Tenants under their respective Leases.

2.PURCHASE PRICE.
2.1.Purchase Price.  The total purchase price to be paid to Seller by Buyer for the Property is ELEVEN MILLION AND 00/100 DOLLARS ($11,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments provided for under the Agreement, by federal wire transfer of immediately available funds.
2.2.Earnest Money.  No later than two (2) Business Days (defined below) after the complete execution and delivery of this Agreement (the date upon which this Agreement has been fully executed and delivered to both parties, the “Effective Date”), Buyer shall deposit the sum of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) as its earnest money deposit (the “Initial Earnest Money”) in an escrow with the Title Company (as defined below) (“Escrow Agent”). If Buyer does not exercise its right to terminate this Agreement on or prior to the Review Period Expiration Date (as hereinafter defined) pursuant to Section 4.1.2, Buyer shall deposit an additional sum of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000) (the “Additional Earnest Money” and, together with the Initial Earnest Money, the “Earnest Money”) in an escrow with the Escrow Agent. If Buyer elects to extend the Closing Deadline (defined below) pursuant to Section 3, Buyer shall deposit the Extension Earnest Money (as hereinafter defined) with the Escrow Agent, and such Extension Earnest Money shall immediately be included in the definition of “Earnest Money”. The Earnest Money, together with all interest earned thereon, is hereinafter referred to as the “Deposit.”  The Deposit shall be applied against the Purchase Price at Closing.  Escrow Agent shall deposit and hold the Deposit pursuant to the provisions of Schedule 2.2 attached hereto.
2.3.Independent Contract Consideration.  Notwithstanding anything in this Agreement to the contrary, $100.00 of the Deposit is delivered to the Escrow Agent for delivery to Seller as non-refundable independent contract consideration. Such amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement and for the rights and privileges granted to Buyer herein, including any and all rights granted to Buyer to terminate this Agreement during certain periods hereunder. Upon any termination of this Agreement prior to Closing, the Independent Contract Consideration will be deducted from the Deposit and paid by Escrow Agent to Seller.  The Independent Contract Consideration is earned by Seller as of the Effective Date of this Agreement and is non-refundable in all events, and any reference in this Agreement to a return of the Deposit to Buyer will mean such amount “less the independent contract consideration; provided, however, that if Closing occurs, the independent contract consideration will be included in the Deposit amount credited to Buyer and applied to the Purchase Price as provided above.
3.CLOSING.  Subject to the provisions of this Agreement, the purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Escrow Agent on the basis of this Agreement.  Subject to the provisions of this Agreement, the Closing shall occur on or before the thirtieth (30th) day after the Review Period Expiration Date (the “Closing Deadline”). Buyer shall have a one-time right to extend the Closing Deadline for a period of thirty (30) days commencing upon the initial Closing Deadline specified in the foregoing sentence by delivering to Seller a written notice of such election at least five (5) Business Days prior to such original Closing Deadline (the “Extension Notice”). Simultaneously with the delivery of Buyer’s Extension Notice, Buyer shall deliver to the Escrow Agent the sum of FIFTY THOUSAND AND 00/100 DOLLARS ($50,000) (the “Extension Earnest Money”), which Extension Earnest Money shall be included in the Deposit.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing, and thereafter by Buyer; provided, however, that nothing in this Agreement  is intended, or should be construed (a) to require Seller to repair or correct any such loss or damage, or (b) except as specified in Section 13, to entitle Buyer to a credit and/or a reduction in the Purchase Price on account of any loss or damage.  Buyer and Seller shall execute and enter into such supplemental escrow instructions (not inconsistent with Schedule 2.2 attached hereto and the other terms of this Agreement applicable to the Escrow Agent as determined by counsel for Buyer and Seller) as Escrow Agent shall reasonably require for purposes of defining its obligations hereunder provided that, as between Buyer and Seller, the terms of this Agreement shall in all events control.
4.PROPERTY INSPECTION.
4.1.Basic Property Inspection.
4.1.1.Deliverables; Inspection.

(a)On or before the date that is three (3) Business Days after the Effective Date, Seller will deliver to Buyer those agreements, documents, contracts, information, records, reports and other items described in Exhibit B attached hereto (collectively, the “Seller Deliverables”); provided, however, that Seller will not be required to deliver (1) any document or correspondence/information which would be subject to the attorney-client privilege; (2) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (3) any internal memoranda, reports or assessments of Seller or any Seller's affiliates relating to any Seller's valuation of the Property; (4) any documents or items which are not in a Seller’s possession or control; and/or (5) any materials projecting or relating to the future performance of the Property.  Seller will not be required to compile, seek, generate, or produce reports or other information which is/are not in a Seller’s possession or control on the Effective Date.

(b)Buyer does hereby acknowledge (i) that Commonwealth Commercial Partners, LLC, a Virginia limited liability company (“Property Manager”)  currently serves as property manager of the Building and the Property pursuant to a Property Management Agreement dated June 1, 2024 (the “Property Management Agreement”), (ii) that Property Manager has served as property manager of the Building and the Property (defined below) since August 1, 2024, (iii) that Buyer is an affiliate of the Property Manager who is under common control with the Property Manager, (iv) due to such affiliation, Buyer has access to, and the benefit of, extensive information, records, and knowledge relating to the Property and lease servicing.  Seller does hereby authorize Buyer to obtain from the Property Manager, and Property Manager to deliver to Buyer, all at no cost to Seller, those agreements, documents, contracts, information, records, reports and other items that are in Property Manager’s possession or control or, in the case of reports, that Property Manager is able to generate from data it has at hand (collectively, the “Property Manager Deliverables”).  Buyer shall promptly deliver to Seller copies of all Property Manager Deliverables obtained by Buyer.

(c)As used in this Agreement, the term “Deliverables” means the Seller Deliverables.  Buyer acknowledges and agrees that the Deliverables that are furnished or made available to Buyer pursuant to this Section 4.1.1 are being furnished or made available to Buyer for information purposes only without any representation or warranty by Seller whatsoever, express or implied, and may not be relied upon by Buyer.

(d)As used in this Agreement, “Review Period” means the period commencing upon the Effective Date and ending on the date (the “Review Period Expiration Date”) that is forty-five (45) days after the Effective Date. During the Review Period, Buyer, its agents, contractors, engineers, surveyors, consultants, attorneys and representatives shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to enter upon the Real Property, on two (2) days’ prior notice to Seller, to perform inspections of the Real Property and environmental studies and investigations of the Real Property  (including, without limitation, a so-called “Phase I” study), and (ii)  interview tenants of the Real Property (each, a “Tenant,” and collectively, the “Tenants”); provided Tenant interviews shall not be conducted without at least three (3) Business Days’ prior notice to Seller or without Seller being given an opportunity to have a representative present at such interviews. Buyer shall not conduct invasive or destructive testing without the prior written consent of Seller, which consent may be withheld by Seller for any or no reason.

4.1.2.  Buyer’s Termination Right.  If, at any time on or prior to the Review Period Expiration Date, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Buyer’s criteria for the purchase, financing or operation of the Property in the manner contemplated by Buyer or Buyer otherwise elects not to acquire the Property for any reason or no reason in the exercise of its sole discretion, Buyer shall send written notice to Seller terminating this Agreement (a “Termination Notice”) on or prior to 5:00 P.M. (Eastern time) on or prior to the Review Period Expiration Date, in which event this Agreement shall terminate and the provisions of Section 19.8 governing a permitted termination by Buyer of the entire Agreement shall apply. If Buyer fails for any or no reason to send a Termination Notice on or prior to 5:00 P.M. (Eastern time) on the Review Period Expiration Date, then the termination right in this Section 4.1.2 will become void, and the Deposit will become absolutely non-refundable, except as otherwise specified in this Agreement.
4.2.Indemnification.  Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4 to be performed in a manner that does not (a) unreasonably disturb or disrupt the business operations at the Real Property, (b) breach or violate the terms of any of the Leases, and/or (c) violate applicable laws.  In the event that, as a result of Buyer’s Due Diligence Inspection, any damage occurs to the Real Property, then Buyer shall promptly repair such damage at Buyer’s sole cost and expense.  Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all liabilities, losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) (collectively, “Losses”) that Seller actually suffers or incurs as a result of (i) a breach of Buyer’s agreements set forth in this Section 4 in connection with the Due Diligence Inspection, (ii) any negligence, willful misconduct., or breach of this Agreement by Buyer or its agents, employees or contractors in connection with the Due Diligence Inspection, or (iii) physical damage to the Real Property or bodily injury caused by Buyer or its agents, employees or contractors in connection with the right of inspection granted under this Section 4.  Nothing contained herein shall be deemed or construed to require Buyer to repair any damage, or to indemnify, defend or hold harmless Seller from any Losses, to the extent caused by Seller's negligence or misconduct or for matters that are discovered through Buyer’s Due Diligence Inspection, provided that Buyer takes reasonable steps not to exacerbate such condition once discovered by Buyer.  The terms of this Section 4.2 shall survive the Closing and any earlier termination of this Agreement.
4.3.Insurance.  Prior to Buyer entering the Real Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of at least TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) per occurrence and TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) aggregate, which coverage may be satisfied by a combination of primary and umbrella liability insurance policies.  Such policies shall name Seller as an additional insured party and shall provide coverage against any claim for personal liability or property damage caused by Buyer or its agents, representatives or consultants in connection with such inspections and tests.  Buyer and Buyer’s representatives shall, in performing its Due Diligence Inspection, comply with any and all laws, ordinances, rules, and regulations applicable to the Real Property.  Except to the extent required by law, neither Buyer nor Buyer’s representatives shall report the results of the Due Diligence Inspection to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion.  If this Agreement is terminated prior to Closing, upon Seller’s request, Buyer shall provide Seller, without representation, warranty or recourse, with copies of any and all final, third party reports prepared on behalf of Buyer as part of the Due Diligence Inspection promptly after Buyer’s receipt of such reports, all at no cost to Seller.
4.4.Confidentiality/Due Diligence Material.  All information acquired by Buyer or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Buyer, and Buyer’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any of Seller’s representatives or obtained by Buyer as a result of its inspection and investigation of the Property, examination of Seller’s books, records and files in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Buyer’s acquisition and ownership thereof and for no other purpose whatsoever.  The terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain, or which is known by Buyer prior to disclosure hereunder or becomes available to Buyer on a non-confidential basis from a source other than Seller, shall be kept in strict confidence by Buyer and shall not be disclosed to any individual or entity other than to those authorized representatives of Buyer and their agents for the purpose of assisting Buyer in evaluating the Property for Buyer’s potential acquisition thereof; provided however, that Buyer shall have the right to disclose any such information to its lenders, investors, consultants, advisors and affiliates in connection with the acquisition, financing, ownership, operation and sale of the Property or if required by applicable law, including any disclosure required by the United States Securities and Exchange Commission, or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Buyer covenants and agrees to return to Seller all Due Diligence Material delivered by Seller to Buyer within five (5) days after the termination of this Agreement.  The terms of this Section 4.4 shall survive any termination of this Agreement, but shall not survive Closing.
5.TITLE AND SURVEY MATTERS.
5.1.Conveyance of Title.  At Closing, Seller agrees to deliver to Buyer a Special Warranty Deed (the “Deed”) in the form attached hereto as Exhibit D, conveying fee simple title to the Real Property to Buyer, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). Buyer shall, at Buyer’s cost, obtain a title commitment (the “Title Commitment”) issued by Old Republic National Title Insurance

Company, whose contact information is 1800 Bayberry Ct., Suite 104, Richmond, Virginia 23226, Attention: William H. Hollerith, email: whollerith@oldrepublictitle.com, or such other title company acceptable to both Seller and Buyer (the “Title Company”), showing title to the Real Property to be vested in Seller and committing to issue an ALTA owner’s title insurance policy insuring Buyer (the “Title Policy”), in the full amount of the Purchase Price.
5.2.Survey.  Buyer may, at Buyer’s cost, obtain a current ALTA survey of the Real Property (the “Survey”) prepared by a surveyor selected by Buyer.
5.3.Defects and Cure.  If the Title Commitment or the Survey (“Title Evidence”) discloses claims, liens, exceptions or conditions affecting the Real Property that are not acceptable to Buyer (the “Defects”), said Defects shall be cured and removed by Seller from the Title Evidence prior to Closing only if required in accordance with this Section 5.3.
5.3.1.Liquidated Defects.  On or prior to Closing, Seller shall cure or remove the following Defects (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below):  (a) any mortgage, deed of trust, trust deed or other liens or documents evidencing or securing an indebtedness of Seller (and any related financing statements); (b) judgment liens against Seller; (c) liens for delinquent real estate taxes or assessments; (d) broker’s liens based on the written agreement of Seller; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant (a “Contract Claimant”) and Seller, or (y) the Contract Claimant and any other contractor, supplier or materialman with which Seller has a written agreement. Seller may cure or remove any Liquidated Defects described above which encumber the Property by directing the Escrow Agent to satisfy such Liquidated Defects with proceeds received by Seller upon Closing.
5.3.2.Title Objections.

(a)On or prior to three (3) days prior to the Review Period Expiration Date, Buyer may deliver one or more notices (each a “Title Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Evidence that is not a Liquidated Defect and that renders title unacceptable to Buyer (“Initial Title Objections”).  Seller acknowledges that Buyer may so object to any matters of record, including without limitation those that designated in Section 5.3.2(c) as “Permitted Exceptions.”  If Buyer delivers a Title Objection Notice, then Seller shall advise Buyer in writing (“Seller’s Cure Notice”) within two (2) Business Days after Buyer delivers any Title Objection Notice, which (if any) of the Initial Title Objections specified in the applicable Title Objection Notice Seller is willing (in the exercise of its sole discretion) to attempt to cure (the “Seller’s Cure Items”).  If Seller fails to deliver a Seller’s Cure Notice, Seller will not be in default under this Agreement, but rather shall be deemed to have elected not to cure any Initial Title Objections.  Seller has no obligation to cure or remove any Initial Title Objections.  In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Initial Title Objection specified in each Title Objection Notice, then Buyer may terminate this Agreement by giving Seller written notice of termination on or prior to the

Review Period Expiration Date, in which event the provisions of Section 19.8 governing a permitted termination by Buyer of the entire Agreement shall apply. If Buyer does not so terminate this Agreement, then Buyer will be deemed to have waived all Initial Title Objections that are not Seller’s Cure Items, in which case all such Initial Title Objections that are not Seller’s Cure Items will be deemed additional Permitted Exceptions.

(b)If the Title Evidence is updated after the Review Period Expiration Date and contains any new title exception or title matter that was not previously revealed to Buyer and that is not acceptable to Buyer (“New Title Objections”), then Buyer may object to the New Title Objections through a Title Objection Notice delivered to Seller within three (3) Business Days after Buyer’s receipt of the updated Title Evidence but in any event prior to Closing.  In the event (i) that Seller notifies Buyer that it is unwilling to cure any New Title Objections prior to Closing, or (ii) that Seller is unable or otherwise fails to cure and remove any Seller’s Cure Items or any New Title Objections on or prior to Closing, then Buyer shall elect one of the following two paths: (A) terminate this Agreement by giving Seller written notice of termination on or prior to the date that is three (3) Business Days after Seller notifies Buyer in writing that Seller is unwilling or unable to cure any New Title Objections, in which event the provisions of Section 19.8 governing a permitted termination by Buyer of the entire Agreement shall apply, or (B) proceed to Closing, in which case Buyer will be deemed to have waived all uncured New Title Objections and will accept title to the Property subject to all such uncured New Title Objections (which will be deemed additional Permitted Exceptions).

(c)For purposes of this Agreement, the term “Permitted Exceptions” means (i) without any prejudice whatsoever to Buyer’s rights to terminate this Agreement prior to Closing pursuant to Sections 5.3.2(a) or (b) above or 12.3 below on account of Initial Title Objections and/or New Title Objections, all liens, claims, encumbrances, restrictions, covenants, conditions, agreements and other title matters/exceptions of record other than Liquidated Defects; (ii) and all matters discoverable by a current survey of the Real Property, (iii) the Leases and the rights of Tenants thereunder; (iv) matters arising out of any act of Buyer or Buyer’s representatives; (v) local, state and federal laws, ordinances, rules and regulations applicable to the Real Property, including, but not limited to, zoning ordinances; and (vi) matters waived or deemed waived by Buyer under the Agreement. Buyer’s failure to elect affirmatively in writing under this Section 5.3.2 either to terminate or to proceed to close shall be deemed to constitute an election by Buyer to proceed to close.

6.INDEPENDENT INVESTIGATION.
6.1.Buyer’s Independent Investigation.
6.1.1.Buyer acknowledges and agrees that it is being given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation: (a) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and (b) the physical condition and aspects of the Real Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Real

Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Real Property.  Such examination of the physical condition of the Real Property may include an examination for the presence or absence of Hazardous Substances, or review of existing environmental investigation reports.  For purposes of this Agreement, “Environmental Laws” shall mean:  all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law applicable to the Real Property, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).  For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.
6.1.2.Seller makes no representation or warranty as to the truth, accuracy or completeness of any Deliverables, any materials, data or information given by Seller to Buyer in connection with the transaction contemplated hereby, any materials, data or information that the Property Manager gives or makes available to Buyer in connection with the transaction contemplated hereby.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer and/or by Property Manager in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer.  Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Real Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.
6.1.3.BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR EXPRESS REPRESENTATIONS BY SELLER IN THIS AGREEMENT OR IN ANY INSTRUMENTS OR DOCUMENTS DELIVERED BY SELLER TO BUYER PURSUANT TO ANY PROVISION OF THIS AGREEMENT, SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT, EXCEPT FOR EXPRESS REPRESENTATIONS BY SELLER IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY.
7.COVENANTS OF SELLER AND BUYER.
7.1.Leasing Activities.  After the date that is three (3) Business Days prior to the Review Period Expiration Date, Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Real Property, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any existing Lease (all of the foregoing, a “New Lease”) unless Seller obtains Buyer’s advance written consent to such New Lease, which consent shall not be unreasonably withheld. From and after the Effective Date, Seller agrees to use commercially reasonable efforts to keep Buyer informed regarding the status of any New Lease transactions (including providing Buyer with copies of any New Lease proposals which Seller is willing to accept and providing Buyer with a copy of any New Lease in order to solicit Buyer’s consent).  Seller shall provide Buyer with a copy of any New Lease entered into by Seller during any period that Buyer’s written consent to a New Lease is not required hereunder no later than the date which is three (3) Business Days prior to the Review Period Expiration Date; it being agreed that after such date, any New Lease shall require Buyer’s written consent as hereinabove provided.
7.2.Estoppel Certificates.  Seller shall use commercially reasonable efforts to obtain and deliver to Buyer prior to Closing tenant estoppel certificates signed by all Tenants under Leases in substantially the form attached hereto as Exhibit C (collectively, the “Tenant Estoppel Certificates”); provided, however, if any of the Leases provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein.  For purposes hereof, the Tenant Estoppel Certificates will be deemed to not have been delivered or received if it (i) states that Seller is in default under the Lease beyond the applicable notice and cure periods, (ii) references any unperformed obligations on the part of Seller under the Lease (including tenant improvement work) that were otherwise required to be performed prior to the date of the Tenant Certificate Estoppel, (iii) references any conditions to the effectiveness of the Lease as not having been satisfied or as not having been waived or (iv) references any other term or condition that is materially inconsistent with the Lease delivered to Buyer by Seller as part of the Seller Deliverables.  On or before the date that is three (3) Business Days prior to Closing, Seller shall provide Buyer with copies of all Tenant Estoppel Certificates that Seller receives between the Effective Date and such deadline.  Seller will not be in default under this Agreement if it is unable to obtain and deliver all or some of the Tenant Estoppel Certificates.  Seller will not, under any circumstances, be required to update or refresh any Tenant Estoppel Certificates after receipt.
7.3.Contracts.  Seller shall not enter into any new Contracts (defined below) without Buyer’s prior written approval (which approval shall not be unreasonably withheld). On or before Closing, Seller shall, at Seller’s sole cost, terminate all unrecorded Contracts (defined below) to which Seller is party, and no Contracts shall be binding on Buyer after Closing except insofar as Buyer assumes them in writing.   Buyer shall cause the Property Manager to execute and deliver to Seller at Closing a written termination of the Property Management Agreement terminating such agreement effective as of the date of Closing at no cost/penalty to Seller (the “Property Management Termination”).  As used in this Agreement, the term “Contracts” means those service contracts, leasing brokerage agreements, property management agreements, and other similar agreements affecting the Property that may bind Buyer after Closing or otherwise run with the land, excluding the Leases and any matters of record (which will be governed by the provisions of this Agreement related to title). Buyer acknowledges and agrees that, from and after Closing, Buyer shall be solely responsible for entering into and maintaining any service contracts, management agreements, or other contracts necessary for the ownership, operation, and management of the Property.

7.4.Operation of Property.  Subject to Seller’s rights and obligation under this Agreement, from and after the Effective Date, Seller shall make commercially reasonable efforts to operate, manage and maintain the Property in materially the same manner in which it is being operated, managed and maintained as of the Effective Date; provided, however, that nothing in this Agreement is intended, or should be construed, to require Seller to make any capital repairs and/or replacements or to prevent Seller or the Property Manager from taking such actions as they deem necessary or appropriate in the case of an emergency or engaging in prudent property management in accordance with industry best practices.
7.5.Security Deposits.  Following the Review Period Expiration Date, Seller shall not apply any security deposits under any Leases without the prior written approval of Buyer.
7.6.Other Estoppels.  Buyer shall have the right to request estoppel certificates from the owners’ association under any property owners’ association documents applicable to the Property, and Seller shall, at no cost to Seller, reasonably cooperate with Buyer to obtain said estoppels prior to the Closing Deadline; however, receipt of such estoppels shall not be a condition of Closing.
7.7.Exclusivity.Seller agrees not to actively solicit offers to purchase the Property from other prospective purchasers between the Effective Date and the Closing Deadline unless this Agreement is terminated by either party in accordance with the terms hereof.
7.8.Notices.  Seller shall advise Buyer promptly of any litigation, arbitration, or administrative hearing before any governmental agency concerning or affecting the Property which is instituted or threatened after the Effective Date and of which Seller receives written notice.
8.REPRESENTATIONS AND WARRANTIES.
8.1.Representations of Seller. Seller does hereby make the following representations and warranties to Buyer as of the Effective Date:
8.1.1.Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware.  This Agreement and all documents to be executed and delivered by Seller at Closing are and at the Closing will be duly authorized, approved, executed and delivered, and are and at the Closing will be legal, valid, and binding obligations of Seller, and do not and at the Closing will not violate any provisions of any agreement to which Seller is a party or to which Seller is subject.
8.1.2.To Seller’s knowledge, (a) there are no existing or pending legal actions, legal proceedings, litigation or claims against the Property or Seller with respect to the Property and (b) no such actions, suits, proceedings, or claims have been overtly threatened or asserted in writing.
8.1.3.Seller has not received any notice of any material violation of any ordinance, regulation, law, or statute of any governmental agency (including without limitation any Environmental Laws) pertaining to the Property or any portion thereof.

8.1.4.All leasing commissions that are (a) due and payable with respect to the existing terms of the Leases, and (b) known to Seller have previously been paid or will be paid by Seller on or before Closing.
8.1.5.To Seller’s knowledge, all tenant improvement obligations of the landlord under terms of the Lease have been paid or performed.
8.1.6.To Seller’s knowledge, no petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against Seller.
8.1.7.Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.
8.1.8.To Seller’s knowledge, (i) true, correct and complete copies of all Leases and all amendments, guaranties and other documents relating thereto have been or will be delivered to Buyer in accordance with Section 4.1, (ii) other than the Leases with tenants listed on Schedule 1.3, matters to be conveyed to Buyer pursuant to this Agreement, and matters of record, Seller is not party to any contracts or agreements with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Buyer after the Closing, (iii) except as disclosed in Seller Deliverables and/or known to the Property Manager, Seller has not given any written notice of default with respect to a default under any of the Leases which remains uncured, and (iv) the Leases constitute the entire agreement between Seller and the Tenants concerning the leaseholds.
8.1.9.Seller has not filed any pending appeal with respect to taxes or special assessments on the Property for any year.
8.1.10.Seller is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), and is not otherwise a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To Seller’s knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined) in violation of applicable laws). For purposes hereof, “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. The foregoing representations and warranties shall not be deemed breached solely by virtue of any direct or indirect ownership of publicly traded securities of Seller by an Embargoed Person through open-market transactions on a national securities exchange in the United States.

References in this Agreement to the “knowledge” of Seller, as used in this Agreement, or words of similar import (e.g., “known to Seller”) refer to the current actual knowledge of C. Brent Winn Jr., whom Seller represents to be the officer of Seller who is most knowledgeable with respect to the Property, only and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any officer, agent, manager, member, representative or employee of Seller or any affiliate thereof (“Seller’s Representative”) other than C. Brent Winn Jr., or to impose any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  In no event shall C. Brent Winn Jr. or any other Seller’s Representative have any personal liability to Buyer for the breach or inaccuracy of any representation or warranty or for the non-performance of any covenant contained in this Agreement.

If Seller determines prior to Closing that there are any facts or circumstances that would, if given at the time, render any of the foregoing Seller’s representations and warranties false, then Seller shall promptly notify Buyer in writing.

8.2.Survival of Seller’s Representations and Warranties; Remedies.
8.2.1.At Closing, Seller shall deliver to Buyer a certificate (the “Seller Bring-Down”) executed by Seller certifying that, to Seller’s knowledge, the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects as of the date of Closing or, to the extent any such representation or warranty is not true and correct as of the date of Closing, setting forth in reasonable detail the facts and circumstances known to Seller that cause such representation or warranty to be inaccurate, in which case Buyer will have the termination right provided to it under Section 12 below, as applicable.  Nothing in this Agreement is intended, or should be construed, to require Seller to certify or swear to any facts that are untrue or unknown.
8.2.2.The foregoing representations and warranties shall be in full force and effect on the Effective Date and on the date of Closing.  All representations and warranties made by Seller in Section 8.1, above, shall not merge into the Deed and shall survive Closing for six (6) months.  Seller shall have no liability to Buyer for a breach of any representation or warranty arising in connection with the transaction contemplated hereby unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller and an action shall have been commenced by Buyer against Seller in a court of competent jurisdiction or in arbitration prior to the expiration of said six (6) month period, time being of the essence. Notwithstanding the foregoing (and for the avoidance of doubt), the 6-month claim period described in this paragraph will apply to the Seller Bring-Down, but will not apply to any representations and warranties of Seller under the other Closing Documents and/or Seller’s representations and warranties under Section 18, below.
8.2.3.The total liability of Seller for all claims arising from a breach of  a representation or warranty of Seller under this Agreement and/or the Seller Bring-Down shall not, in the aggregate, exceed TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (the “Claim Cap”).   Buyer agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) (the “Floor Amount”).  Notwithstanding the foregoing (and for the avoidance of doubt), six (6) month claim period described above and the Claim Cap will apply to the Seller Bring-Down, but will not apply to (i) the obligations of Seller under the other Closing Documents, (ii) any prorations set forth in Section 10.6, or (iii) Seller’s obligations under Section 18 below.

8.2.4.All such representations and warranties are personal to Buyer and may not be assigned to or enforced by any other person, other than to a person or entity who becomes the assignee of Buyer prior to Closing in accordance with this Agreement.
8.2.5.Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Buyer knew or is deemed to have had “constructive knowledge” (defined below) of at or before Closing.  As used in the previous sentence, the term “constructive knowledge” means any state of facts or other matters which were of record, were actually known to Property Manager, solely with respect to the Lease matters described in Section 8.1.8, and/or were disclosed in the Leases, the other Deliverables, the Tenant Estoppel Certificates, and/or due diligence reports obtained by Buyer.
8.2.6.The terms of this Section 8.2 shall survive Closing and any termination of this Agreement.
8.3.Representations of Buyer.  Buyer does hereby make the following representations and warranties to Seller as of the Effective Date.
8.3.1.Buyer is a limited liability company, duly organized and validly existing under the laws of the Commonwealth of Virginia and the grantee under the Deed will be in good standing under the laws of the State in which the Property is located;
8.3.2.This Agreement and all documents executed by Buyer that are to be delivered to Seller at Closing are or at the Closing will be duly authorized, approved, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject;
8.3.3.Funds for the purchase of the Property will not be from sources of funds or properties derived from any unlawful activity by Buyer;
8.3.4.Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and performing real estate due diligence, and Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property;
8.3.5.Buyer (1) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, and (2) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.  To Buyer’s knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person.  Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person.

References to the “knowledge” of Buyer, as used in this Agreement, shall refer only to the current actual knowledge of Kenneth S. Strickler, whom Buyer represents to be the principal and officer of Buyer who are most knowledgeable with respect to Buyer and this transaction, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Buyer or any affiliate of Buyer, or to any officer, agent, manager, member, representative or employee of Buyer or any affiliate thereof (collectively, “Buyer’s Representatives”) other than Kenneth S. Strickler, or to impose any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  In no event shall Buyer’s Representatives have any personal liability to Seller for the breach or inaccuracy of any representation or warranty or for the non-performance of any covenant contained in this Agreement.

At Closing, Buyer shall deliver to Seller a certificate (the “Buyer Bring-Down”) executed by Buyer certifying (a) that, to Buyer’s knowledge, the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects as of the date of Closing, or (b) to the extent any such representation or warranty is not true and correct as of the date of Closing, setting forth in reasonable detail the facts and circumstances known to Buyer that cause such representation or warranty to be inaccurate, in which case Seller shall have the termination rights provided to it under Section 12, below, as applicable.

The foregoing representations and warranties shall be in full force and effect on the Effective Date and on the date of Closing.  All representations and warranties made by Buyer in this Section 8.3 shall not merge into the Deed and shall survive Closing for six (6) months.  Buyer shall have no liability to Seller for a breach of any representation or warranty arising in connection with the transaction contemplated hereby unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer and an action shall have been commenced by Seller against Buyer in a court of competent jurisdiction or in arbitration prior to the expiration of said 6-month period, time being of the essence. Notwithstanding the foregoing (and for the avoidance of doubt), 6-month claim period described will apply to the Buyer Bring-Down, but will not apply to any representations and warranties of Buyer under the other Closing Documents and/or Buyer’s representations and warranties under Section 18, below.

9.CLOSING DELIVERIES.
9.1.Seller’s Closing Deliveries.  Prior to Closing, Seller shall deliver or cause to be delivered to Escrow Agent, in escrow, for delivery to Buyer at Closing:
9.1.1.Deed.  The Deed, executed by Seller, in recordable form acceptable to Buyer and the Title Company conveying the Real Property to Buyer, subject to the Permitted Exceptions, in the form attached hereto as Exhibit D. If requested by Buyer, one or more quitclaim deeds to the Land based upon the Survey, in form and substance reasonably satisfactory to Seller, and executed, acknowledged and sealed by Seller.
9.1.2.Assignment of Leases.  Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”), in the form attached hereto as Exhibit E.

9.1.3.Bill of Sale.  Two (2) duly executed counterparts of a Bill of Sale (the “Bill of Sale”), in the form attached hereto as Exhibit F.
9.1.4.Notices to Tenants.  Notices to each of the Tenants under the Leases, notifying them of the sale of the Real Property and directing them to pay all future rent as Buyer may direct.
9.1.5.Closing Statement.  A closing statement conforming to the proration and other relevant provisions of this Agreement.
9.1.6.Entity Transfer Certificate.  Certificate of Non-Foreign Status confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Code.
9.1.7.Proof of Authority.  Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.
9.1.8.Title Affidavits.  Seller shall execute and deliver to the Title Company the title affidavit, in the form attached hereto as Exhibit G.
9.1.9.Seller Bring-Down.  Seller shall execute and deliver to Buyer the Seller Bring-Down.
9.1.10.Other.  Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto; provided, however, that nothing in this Section 9.1.10 is intended, or should be construed, to require Seller to swear to facts that are false or unknown or to assume costs or risks not specifically allocated to Seller under this Agreement.
9.2.Buyer’s Closing Deliveries.  Prior to Closing, Buyer shall cause the following to be delivered to Escrow Agent, in escrow, for delivery to Seller at Closing:
9.2.1.Purchase Price.  The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller upon Closing.
9.2.2.Closing Statement.  A closing statement conforming to the proration and other relevant portions of this Agreement.
9.2.3.Assignment of Leases.  Two (2) Assignment of Leases executed in counterpart by Buyer.
9.2.4.Bill of Sale.  Two (2) duly executed counterparts of the Bill of Sale.
9.2.5.Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.
9.2.6.Buyer Bring-Down.  Buyer shall execute and deliver to Seller the Buyer Bring-Down.
9.2.7.Other.  Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.
9.3.Closing Documents.  As used in this Agreement, the term “Closing Documents” means documents delivered by Seller or Buyer under this Section 9.
9.4.Deliveries Outside of Escrow.  Seller shall deliver possession of the Property to Buyer at Closing, subject to the Permitted Exceptions and the rights of Tenants under the Leases.  Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items: (a) to the extent in Seller’s possession or reasonable control, all warranties for the benefit of the Property, including, without limitation, any roof warranty; and (b) to the extent in Seller’s possession or reasonable control, any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.  Nothing in this Agreement is intended, or should be construed, to obligate Seller to complete or apply for any assignment or transfer of permits or warranties or to pay any costs associated therewith, but Seller will, at Buyer’s request and at no cost or risk to Seller, execute such documentation as is reasonably required to transfer any warranties related to the Property.
10.PRORATIONS AND ADJUSTMENTS.  The following shall be prorated and adjusted between Seller and Buyer as of the date of Closing, except as otherwise specified:
10.1.Utilities and Utility Expenses.  As used in this Agreement, the term “Utility Expenses” means water, electricity, sewer, gas, telephone and other charges for utilities serving the Real Property customarily prorated at the sale of a commercial office building.  To the extent not payable by Tenants as a component of Additional Rent (as hereinafter defined) or otherwise, Utility Expenses shall be prorated at Closing based, to the extent practicable, on final meter readings and final invoices, with Seller receiving a credit for any Utility Expenses paid by Seller and related to the period from and after Closing.
10.2.Security Deposits.  The amount of all cash security and any other cash tenant deposits then held by Seller, and interest due thereon, if any, shall be credited to Buyer.  Notwithstanding the above, to the extent a tenant security deposit held by Seller is in the form of a letter of credit (“LOC”) and said LOC is transferable solely by the beneficiary, Seller agrees to obtain and complete the required transfer form(s) from the financial institution that issued the LOC and deposit same with the original LOC into escrow at Closing which shall be delivered to Buyer after Closing.  Buyer shall be responsible for the payment of any fees associated with the transfer. If the LOC cannot be unilaterally transferred by the beneficiary, then Seller shall have no obligation except to deliver said original LOC into escrow at Closing and Buyer shall then be responsible for working directly with the tenant and/or financial institution after Closing to obtain a new LOC with Buyer as the beneficiary.

10.3.Base Rent.  Buyer will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the date of Closing.  Rents are “Delinquent” when they were due prior to the date of Closing, and payment thereof has not been made on or before the date of Closing.  Delinquent Rent shall not be prorated at Closing.  All Rent collected by Buyer or Seller from each Tenant from and after Closing will be applied as follows:  (i) first, to any accrued Rents owing to Buyer, (ii) second, to Delinquent Rent owed for the month in which the Closing occurs, which shall be prorated between the parties as of the date of Closing, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing.  Any Rent collected by Buyer and due Seller will be promptly remitted to Seller.  Any Rent collected by Seller and due Buyer shall be promptly remitted to Buyer.  For a period of ninety (90) days after Closing, Buyer shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its reasonable costs of collection previously approved by Seller from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate any Lease.  From and after the thirtieth (30th) day following Closing, Seller may pursue any rights or remedies against the tenants to recover any remaining Delinquent Rent; provided, that Seller shall not seek to dispossess such tenants or terminate their Lease, disturb their possession of premises at the Real Property or seek any involuntary bankruptcy of any tenant.  “Additional Rents” shall mean any and all amounts due from Tenants for Utility Expenses, Assessments (defined below), and Real Estate Taxes (defined below) and shall include, without limitation, operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other Tenant charges related to the Real Property.
10.4.Assessments.  To the extent not payable by Tenants as a component of Additional Rent or otherwise, all assessments against the Real Property, general or special (collectively, “Assessments”), shall be prorated as of the date of Closing, with Seller being responsible for any installments of assessments that are due and payable prior to the date of Closing  and Buyer being responsible for any installments of assessments that are due and payable on or after the date of Closing.
10.5.Taxes.  To the extent not payable by Tenants as a component of Additional Rent or otherwise, all non-delinquent real estate taxes on the Real Property (the “Real Estate Taxes”) shall be prorated as of the Closing based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing, then such proration shall be made based on the prior year’s tax bill.
10.6.Leasing Costs.  Seller shall be responsible only for payment of any leasing commissions and leasing costs (including any tenant improvement obligations, concessions and other tenant inducements) due and payable with respect to the current term and space covered by any Leases executed prior to the Effective Date. Buyer shall be responsible for (a) all leasing commissions and any and all other leasing costs attributable to any New Leases entered into by Seller in accordance with the terms of this Agreement, and (b) all leasing commissions and any other amounts, including any other leasing costs, that become due under the terms of the Leases in connection with any extension, renewal, expansion, or other modification thereof that is effectuated after Closing. If Seller, prior to Closing, has paid any leasing commissions or other leasing costs which are Buyer’s responsibility hereunder, Seller will receive a credit for same from Buyer at Closing. If any leasing commissions or other leasing costs for which Seller is responsible hereunder are unpaid at Closing, Buyer will receive a credit for same from Seller at Closing.
10.7.Tenant Reconciliation.
Buyer and Seller acknowledge and agree that Additional Rent which Seller collects from Tenants the period from January 1, 2025, through and including the date of Closing (“Seller’s Reconciliation Period”), will not, at Closing, have been reconciled with the Tenants to the extent Seller’s recovery of such expenses from the tenants for such period exceeds or was less than the actual amount of such expenses for such period (the “Tenant Reconciliation”).  Seller shall, in consultation with the Property Manager, prepare and present to Buyer prior to Closing an estimated Tenant Reconciliation for Seller’s Reconciliation Period.  If such estimated Tenant Reconciliation shows that amounts collected during Seller’s Reconciliation Period were more than the amount of charges actually paid by Seller during Seller’s Reconciliation Period, then Seller will credit Buyer at Closing for the amount of any over-payment of such Additional Rent actually received by Seller for Seller’s Reconciliation Period.  If it is determined that Tenants have underpaid to Seller any portion of the Additional Rent for Seller’s Reconciliation Period, then Buyer shall reimburse to Seller at Closing for any underpayment.
10.7.2.Buyer shall, on or before the date that is sixty (60) days after Closing, complete the year-end reconciliations with Tenants for calendar year 2025 (the “Final Tenant Reconciliation”) and shall promptly deliver a copy thereof to Seller. To the extent the Final Tenant Reconciliation reflects that (a) Tenants are entitled to refunds attributable to Seller’s Reconciliation Period in excess of the credits given to Buyer at Closing, Seller shall, within ten (10) days after demand, reimburse Buyer for the amount of such excess; or (b) Tenants are obligated to pay Additional Rent attributable to Seller’s Reconciliation Period that was not paid to Seller or reimbursed by Buyer at Closing, Buyer shall, within ten (10) days after receipt from the Tenants, remit to Seller the amounts so collected.
10.8.Proration/Adjustment Schedule.  Buyer and Seller agree to prepare a proration schedule of adjustments two (2) Business Days prior to Closing.  For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the date of Closing.  The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available.  Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such thirty (30) day period.
10.9.Other.  Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.
10.10.Survival.  This Section 10 will survive Closing, but any claim for correction, adjustment, true-up, or otherwise under this Section 10 must be made in writing on or before the date that is six (6) months after the date of Closing, and if not so made, shall be forever barred.

11.CLOSING EXPENSES.  Buyer will pay the cost of the Title Policy, the cost of the Survey, one-half (1/2) of the escrow fees, recording taxes and fees payable in connection with the recording of the Deed other than the grantor’s tax, all inspections and its own attorneys’ fees.  Seller shall pay the grantor’s tax payable in connection with the recording of the Deed, any pre-payment penalties associated with the payment of any indebtedness encumbering the Real Property, any broker’s commission owed to Broker in connection with the transaction contemplated by this Agreement pursuant to a separate agreement between Seller and Broker, one-half (1/2) of the escrow fees, and its own attorneys’ fees.  Any and all other costs shall be allocated in accordance with local custom.
12.CONDITIONS TO CLOSING
12.1.Seller’s Conditions. The obligation of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by Seller, in which case the parties shall, subject to Buyer’s rights under Section 12.2, below, proceed to Closing in accordance with this Agreement:
12.1.1.Seller receives payment of the Purchase Price in accordance with Section 2, above.
12.1.2.Buyer delivers all of the documents and other items described in Section 9.2, above, and performs in all material respects all of Buyer’s other obligations to be performed under this Agreement at or before the Closing.
12.1.3.The representations and warranties of Buyer set forth in Section 8.3, above, are true and correct in all material respects as of the date of Closing.
12.2.Buyer’s Conditions. The obligation of Buyer under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction of all of the following conditions, any one or more of which may be waived in writing by Buyer, in which case the parties shall, subject to Seller’s rights under Section 12.1, above, proceed to Closing in accordance with this Agreement:
12.2.1.Seller delivers all of the documents and other items described in Section 9.1, above, in compliance with the requirements thereof, and performs in all material respects all of Seller’s other obligations to be performed under this Agreement at or before the Closing.
12.2.2.The representations and warranties of Seller set forth in Section 8.1, above, are true and correct in all material respects as of the date of Closing.
12.2.3.Seller cures or removes all Seller’s Cure Items.
12.2.4.Seller cures or removes all New Title Objections timely objected to by Buyer, excluding those waived or deemed waived by Buyer.
12.2.5.Seller delivers to Buyer Tenant Estoppel Certificates from (i) Tenants under Leases comprising at least eighty percent (80%) of the occupied square footage of the Buildings, and (ii) from all Major Tenants under Leases (together, the “Tenant Estoppel Certificate Threshold”), and all such Tenant Estoppel Certificates are dated no earlier than thirty (30) days prior to the initial unextended Closing Deadline specified in this Agreement. As used in this paragraph, the term “Major Tenants” means the following Tenants: (i) TK Elevator Corporation, a Delaware corporation; (ii) Harvest Outreach Ministries, Inc, a Virginia nonstock corporation d/b/a Bridge Church; and (iii) Mechanical Source Solutions, LLC, a Virginia limited liability company.
12.3.Remedy Upon Failure Of Condition.  In the event any of the conditions to Seller’s or Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in this Section 12 are neither satisfied nor waived pursuant to Section 12.1 or 12.2, above, as applicable, on or before the Closing Deadline (other than by reason of the default of one of the parties, in which case the non-defaulting party will have the applicable remedies set forth in Section 14 below), then the sole remedy of the party whose condition(s) is/are not satisfied is to terminate this Agreement upon the giving of written notice to the other party prior to Closing, whereupon this Agreement will stand terminated, the Deposit shall be returned to Buyer, and neither Seller nor Buyer will have any further obligations hereunder other than any obligations expressly stated to survive the termination or expiration of this Agreement. Buyer acknowledges and agrees that it will not be entitled to any reduction in the Purchase Price if it elects to close notwithstanding the failure of one or more of Buyer’s conditions. Seller or Buyer may, by giving the other written notice of such extension, extend the Closing Deadline by a period not to exceed ten (10) Business Days in the aggregate (for all such extensions), if such time is needed to obtain the requisite Tenant Estoppel Certificates pursuant to Sections 7.2 and 12.2.5 above or to cure/remove Liquidated Defects, Seller’s Cure Items, and/or New Title Objections.  This Section 12.3 will survive Closing.
12.4.Financing. Buyer has advised Seller that Buyer intends to finance a portion of the Purchase Price through third-party debt financing. Buyer acknowledges and agrees that it must confirm the availability of sufficient financing to its satisfaction during the Review Period.  If Buyer is not satisfied, then its sole remedy for such failure is to terminate this Agreement pursuant to Section 4.1.2, above, prior to the end of the Review Period Expiration Date. Buyer’s obligation to consummate the transactions contemplated by this Agreement is not otherwise conditioned upon Buyer obtaining any financing or obtaining any equity capital.
13.DESTRUCTION, LOSS OR DIMINUTION OF PROJECT.  If, prior to Closing, all or any portion of the Real Property are damaged by fire or other casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:
13.1.Non-Material Events.  If (a) the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is less than the Materiality Threshold (defined below) in the opinion of Buyer’s and Seller’s respective engineering consultants, or (b) the Eminent Domain affects a portion of the Property, the value of which is less than the Materiality Threshold, and none of the other events triggering Buyer’s right to terminate under Section 13.2, below has occurred, Buyer shall close and take the Property as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (or the right to claim to receive such proceeds after Closing), plus a credit for the amount of any unpaid deductible, or an assignment of any condemnation award, as applicable. The terms of Section 13.2, below, applicable to the parties in the event Buyer does not elect to terminate this Agreement under that Section shall also apply to any Casualty Damage or Eminent Domain under this Section.
13.2.Material Events.  If (a) the aggregate cost of repair and/or replacement of the Casualty Damage is equal to or greater than the Materiality Threshold, in the opinion of Buyer’s and Seller’s respective engineering consultants, or (b) the Eminent Domain affects a portion of the Property, the value of which is equal to or greater than the Materiality Threshold, or (c) material access to the Property, or a material portion of the parking is destroyed as a result of the Casualty Damage or Eminent Domain, or (d) more than 5% of the Tenants renting or occupying square footage within the Buildings (as measured by the aggregate of their rentable area divided by the Buildings’ total rentable area) has the right to terminate their Leases as a result of the Casualty Damage or Eminent Domain, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 19.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller’s casualty insurance for all Casualty Damage (or the right to claim to receive such proceeds after Closing), plus a credit for the amount of any unpaid deductible, or an assignment of any condemnation awards for any Eminent Domain.  In the event Buyer does not elect to terminate this Agreement under clause (i) hereof, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim or condemnation award, as applicable.  Except in the event of an emergency or as necessary to protect the Property or safety of occupants of the Property, Seller shall obtain Buyer’s approval (which shall not be unreasonably withheld) prior to the expenditure of funds to repair or restore the Property following any Casualty Damage or Eminent Domain.  The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.  As used in this Section 13, the term “Materiality Threshold” means a cost to repair and restore the Property equal to 10 percent (10%) of the Purchase Price.
14.DEFAULT.
14.1.Default by Seller.  If the parties fail to proceed to Closing as a result of a default hereunder by Seller, and if Seller does not cure such default on or before the date that is ten (10) days after the earlier of (a) the date Buyer gives Seller written notice of such default, and (b) the Closing Deadline, then Buyer may, as its sole and exclusive remedy for such default, either (i) to terminate Buyer’s obligations under this Agreement by written notice to Seller, in which event (x) the Deposit shall be returned immediately to Buyer, (y) Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of $100,000.00, and (z) both parties shall be discharged from all duties and performance hereunder, except those that expressly survive any termination of this Agreement; or (ii) to file an action for specific performance; provided, however, that such action must be filed on or before the date that is sixty (60) days after the Closing Deadline, and Buyer may not seek monetary damages (other than, in cases where Seller’s default is willful, reasonable attorney’s fees and costs of bringing such action). The provisions of the immediately preceding sentence shall survive any termination of this Agreement.

14.2.Default by Buyer.  If the parties fail to proceed to Closing as a result of a default hereunder by Buyer, and if Buyer does not cure such default on or before the date that is ten (10) days after the earlier of (a) the date Seller gives Buyer written notice of such default, and (b) the Closing Deadline, then Seller may, as its sole and exclusive remedy for such default, at law or in equity,  terminate this Agreement and receive, as fixed and liquidated damages the Deposit, in which case (i) this Agreement and the rights and obligations of Buyer and Seller hereunder shall be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives any termination of this Agreement, and (ii) Escrow Agent shall deliver the Deposit to Seller. Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer in the event Buyer defaults hereunder, fails to cure such default and fails to complete the purchase of the Property as a result thereof as herein provided. Buyer and Seller therefore agree that a reasonable present estimate of the net detriment that Seller would suffer in the event of such failure to close as a result of Buyer’s default or breach hereunder is an amount of money equal to the Deposit which shall be the full, agreed and liquidated damages.
15.SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.
15.1.Assignment.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller or Buyer during the term of this Agreement, except Seller may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”).  Notwithstanding the foregoing, Buyer may assign all or any of its right, title and interest under this Agreement to:  (i) an Intermediary in connection with an Exchange; or (ii) any parent or subsidiary of Buyer or any affiliated entity under common ownership or control with Buyer.  In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder.
15.2.Tax-Deferred Exchange.  In the event either party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.

16.NOTICES.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Buyer:CLM ACQUISITIONS, LLC

Attn: Kenneth S. Strickler

4198 Cox Road, Suite 200

Glen Allen, Virginia 23060

With a copy to:Williams Mullen

John M. Mercer, Esq.

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Seller:MDR Greenbrier, LLC

c/o Medalist Diversified REIT, Inc.

Attn: C. Brent Winn, Jr., CFO

P.O. Box 8436

Richmond, Virginia 23226

With a copy to:F. Lewis Biggs, Esq.

Kepley Biggs, PLC

2211 Pump Road

Richmond, Virginia 23233-3507

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by e-mail prior to 5:00 P.M. EST, provided that any notice sent by e-mail shall also be transmitted to the recipient by one of the other means described in (i) and (ii) hereof.  Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions to the address for Escrow Agent set forth in Section 5.1.

17.BENEFIT.  This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 15, above, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
18.BROKERAGE.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than JLL (the “Broker”).  Seller shall pay any broker’s commission that may be due and payable to the Broker in connection with the transaction contemplated by this Agreement pursuant to a separate agreement between Seller and Broker.  Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party, other than Broker.  The obligations of the parties pursuant to this Section 18 shall survive the Closing or any earlier termination of this Agreement.

19.MISCELLANEOUS.
19.1.Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
19.2.Time of the Essence.  Time is of the essence of this Agreement.
19.3.Legal Holidays; Time.  If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day (defined below) following such Saturday, Sunday or legal holiday.  As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday, or a legal holding , and the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the Commonwealth of Virginia. References in this Agreement to the “date of Closing” are, where reasonably applicable, intended to refer to the date and time of Closing.
19.4.Publicity.  The parties agree that, prior to Closing, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials (provided that the foregoing shall not limit inquiries of governmental authorities in connection with Buyer’s land use and zoning due diligence), make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto.  Seller and Buyer shall each have the right to approve the press release of the other party issued in connection with the Closing, which approval shall not be unreasonably withheld provided in no event shall any such press release or public disclosure specify the Purchase Price or terms and conditions of this Agreement.  No party shall record this Agreement or any notice hereof. The general prohibitions in this Section 19.4 shall not prohibit either party from making any disclosure permitted under Section 4.4.
19.5.Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.  The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.
19.6.Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.  Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.
19.7.Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
19.8.Permitted Termination.  In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, then, unless this Agreement provides otherwise, the Deposit shall be immediately returned to Buyer, less independent contract consideration, and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.
19.9.Attorney’s Fees.  If litigation is required by either party to enforce or interpret the terms of this Agreement, the prevailing party of such action shall, in addition to all other relief granted or awarded by the court, be awarded costs and reasonable attorneys’ fees, charges and disbursements and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.
19.10.No Consequential Damages. Without prejudice to the liquidated and other damages specifically contemplated by this Agreement, Seller and Buyer hereby waive and release any right to recover from the other any consequential, incidental, special, punitive, or exemplary damages arising out of or relating to this Agreement, the transactions contemplated hereby, or the Property, and agrees that Seller’s and Buyer’s remedies are limited to those expressly set forth in this Agreement.  This Section 19.10 will survive Closing and any termination of this Agreement.
19.11.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement.  Executed copies hereof may be delivered by PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto.  Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:

MDR GREENBRIER, LLC,

a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
Its:	General Partner

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Title:	Chief Financial Officer

BUYER:

CLM ACQUISITIONS, LLC,

a Virginia limited liability company

By:	/s/ Kenneth S. Strickler
Name:	Kenneth S. Strickler
Title:	Manager

ESCROW AGENT FOR THE LIMITED PURPOSES OF ACKNOWLEDGING RECEIPT OF THE INITIAL EARNEST MONEY:

By:

Name:

Its:

S-1

LIST OF

EXHIBITS and SCHEDULES

Exhibit ALegal Description of the Land

Exhibit BSeller’s Deliverables

Exhibit CForm of Estoppel Certificate

Exhibit DForm of Deed

Exhibit EForm of Assignment of Leases

Exhibit F Form of Bill of Sale

Exhibit GForm of Title Affidavit

Schedule 1.3Description of Leases

Schedule 2.2Escrow Provisions

EXHIBIT A

Legal Description of the Land

The Land referred to herein below is situated in the County of Chesapeake City, Commonwealth of Virginia, and is described as follows:

ALL that certain piece or parcel of land, situate, lying and being in the City of Chesapeake, Virginia, being known and designated as "PARCEL 5, 5.00 ACRES" as shown on that certain plat entitled "SUBDIVISION PLAT OF GREENBRIER COMMERCE PARK PARCEL 5, SECTION D, ZONE 4 GREENBRIER, P.U.D. WASHINGTON BOROUGH, CHESAPEAKE, VIRGINIA", dated September 30, 1985, made by Engineering Services, Inc., which plat is duly recorded in the Clerk's Office of the Circuit Court of the City of Chesapeake, Virginia, in Map Book 81, Page 39.

BEING the same property conveyed to MDR Greenbrier, LLC, a Delaware limited liability, by Deed from Medalist Fund II-B, LLC, as Delaware limited liability company, dated August 26, 2021, and filed for record on August 30, 2021, in Deed Book 10435, Page 162, in the aforesaid Clerk’s Office.

A-1

EXHIBIT B-1

Seller’s Deliverables

a.	ALTA Surveys
b.	Leases & Amendments
c.	Roof Warranties
d.	Site Plans
e.	Certificates of Occupancy
f.	ESA
g.	Title Insurance Policy
h.	Prior Tax Appeals
i.	Aged Receivable Reports
j.	Budgets
k.	CAM Reconciliation Statements
l.	Future Capital Expenditure Schedules
m.	Previous Capital Expenditure Schedules
n.	Real Estate Tax Bills
o.	Rent Rolls
p.	Income Statements
q.	Security Deposit List
r.	General Ledgers
s.	Tenant Ledgers
t.	Tenant Contact List

B-1

EXHIBIT C

FORM OF ESTOPPEL CERTIFICATE

To:_________________________________

___________________ (“Landlord”) and _______________ (“Tenant”) are the current landlord and tenant, respectively, under that certain [Lease Agreement] dated _________ (as amended, if at all, as set forth on Schedule “A”, the “Lease”), relating to that certain ____________ facility located at ______________ in  _________, _________ (“Premises”).  The undersigned hereby certifies to __________________________ (“Buyer”) and Lender (as defined below) as follows:

1.	Attached hereto as Schedule “A” is a full, true and complete list of the documents constituting the Lease, including all modifications, supplements and amendments thereto. The documents listed on Schedule “A” represent the entire agreement between the parties with respect to the Premises, except as provided herein. The Lease is in full force and effect.
2.	The term of the Lease commenced on ___________ ____, _____, and, taking into account any previously exercised renewal options, but excluding any unexercised renewal options, will expire on ___________ ___,_____. Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest.
3.	All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant, and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant.
4.	As of the date of this Estoppel Certificate, to the best knowledge of Tenant, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.
5.	Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord.
6.	The monthly fixed, minimum or basic rent under the Lease is $[__________] and has been paid through the month of [_____________]. All additional rent, percentage rent, Tenant’s proportionate share of real estate taxes and insurance, common area maintenance charges, contributions to any merchant's association or promotional fund and all other sums or charges due and payable under the Lease by Tenant have been paid through the month of [_____________] and no such additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof.

7.	The amount of the security deposit is $________, and Landlord holds no other funds for Tenant’s account.
8.	Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Property, except _______________ (If there is a purchase option, say so). Tenant does not have any right or option for additional space in the Property, except _______________ (If there is an option for additional space, say so) .
9.	Tenant has no right to terminate the Lease except, to the extent contained in the Lease, in connection with a casualty or condemnation and except, to the extent permitted by applicable law, in connection with an actual or constructive eviction of Tenant.
10.	Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.
11.	No voluntary actions or, to Tenant's best knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

This Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer or Buyer’s assignee, of the property of which the Premises is a part.  This Estoppel Certificate may be relied on by Buyer, and any other party who acquires an interest in the Premises in connection with such purchase and any person or entity which may finance such purchase (each, a “Lender”, including any successors and assigns).

[signature page follows]

Dated this ___________ day of __________________, 20__.

“TENANT”

________________________________

________________________________

By:  __________________________

Name:  __________________________

Its:  _____________________________

The undersigned hereby acknowledges and agrees to the foregoing Estoppel Certificate.

“GUARANTOR” (If any)

________________________________

________________________________

By:  __________________________

Name:  __________________________

Its:  _____________________________

To be Attached:

Schedule A: List of Leases

EXHIBIT D

FORM OF DEED

This Document Prepared By:

________________ (VSB #_______)

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Property Identification/ Tax Map No.:  _________________

Consideration:$___________

Assessed Value:$___________

Title Insurer: ____________________________

SPECIAL WARRANTY DEED

This Special Warranty Deed is made as of _________________, 20____, between MDR GREENBRIER, LLC, a Delaware limited liability (the “Grantor”), and CLM ACQUISITIONS, LLC, a Virginia limited liability company (the “Grantee”).

W I T NE S S E T H:

In consideration of the sum of Ten Dollars ($10.00) cash in hand paid by Grantee to Grantor, and other valuable consideration, the receipt of which is hereby acknowledged, Grantor does hereby grant and convey, with Special Warranty of Title, unto Grantee, the real property more particularly described on Exhibit A attached hereto and made a part hereof, together with all improvements thereon and appurtenances thereto (the “Property”).

This conveyance is made subject to (and the foregoing special warranty does not cover) (a) all easements, conditions, restrictions and other matters of record, insofar as they may lawfully affect the Property or any portion thereof, (b) all matters discoverable by a current survey of the Property, (c) all unrecorded leases assumed in writing by the Grantee, and (d) the lien(s) for real estate taxes and special assessments that are not yet due and payable.

D-1

[SIGNATURES COMMENCE ON NEXT PAGE]

WITNESS the following signatures and seals.

MDR GREENBRIER, LLC,

a Delaware limited liability company

By:_____________________________

Name:_____________________________

Title:_____________________________

STATE OF __________________:

CITY/COUNTY OF ______________:

The foregoing instrument was acknowledged before me this ____ day of ______________, 20__, by ___________________, in his/her capacity as the ________________ of _____________________, a Delaware limited liability company, on behalf of the company.

My commission expires: _____________________

Notary’s Registration No.: _____________________

(SEAL) ____________________________________

Notary Public

Grantee’s address is:

_____________________

_____________________

_____________________

To be Attached:

Exhibit A: Legal Description

D-2

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made and entered into this ____ day of _____, 20___ by and between MDR GREENBRIER, LLC, a Delaware limited liability company (“Assignor”), and CLM ACQUISITIONS, LLC, a Virginia limited liability company (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and Assignee’s predecessor-in-interest entered into that certain Real Estate Sales Contract, dated _____________, 20___, and as amended from time to time (as amended, the “Agreement”), for the purchase and sale of certain real property identified on Exhibit A attached hereto (the “Premises”); and

WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals.  The foregoing recitals are hereby incorporated in the body of this Assignment as if fully rewritten and restated herein.
2.Assignment of Leases.  Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to the following described property:
a)All right, title, and interest of Assignor as landlord under those certain leases presently existing and described in Exhibit B attached hereto (collectively, the “Leases”) and any and all guaranties made in connection with the Leases, subject, however, to the terms, covenants and conditions of the Leases and this Assignment.
b)All right, title, and interest of Assignor in and to those security deposits required to be held by Assignor pursuant to the Leases, and identified on Exhibit C attached hereto and made a part hereof (collectively, the “Security Deposits”), subject however, to the rights of applicable tenants thereto under the Leases and applicable laws.
3.Assumption of Obligations. Assignee hereby accepts the assignment of the Leases, the rents due thereunder, the Security Deposits, subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform all of those obligations imposed thereunder.
4.Counterparts.  This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.
5.Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

6.Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.
7.Successors and Assigns. This Assignment and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

_______________________,

a ______________________

By:

Name:

Its:

ASSIGNEE:

By:____________________________

Name:

Title:

To be Attached:

Exhibit A: Legal Description

Exhibit B: Schedule of Leases

Exhibit C: Schedule of Security Deposits

EXHIBIT F

FORM OF BILL OF SALE

MDR GREENBRIER, LLC,  a Delaware limited liability company, hereinafter referred to as “Grantor”, as of the ____ day of _______________, 20___, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by CLM ACQUISITIONS, LLC, a Virginia limited liability company, hereinafter referred to as “Grantee”, receipt of which is hereby acknowledged, does hereby BARGAIN, SELL, GRANT, CONVEY, ASSIGN,  AND TRANSFER and by these presents has BARGAINED, SOLD, GRANTED, CONVEYED, ASSIGNED, AND TRANSFERRED unto Grantee, its successors and assigns, the following (the “Personal Property”):

(i)all Grantor’s right, title, and interest (if any) in any of the tangible personal property now existing or hereafter placed on or installed and any machinery, apparatus, appliances and equipment currently used in the operation, repair and maintenance of all or a portion of the real property described on Exhibit “A” attached hereto and made a part hereof by reference (the “Real Property”), and used as a part of or in connection with the business now or hereafter conducted thereon; and

(ii) all Grantor’s right, title, and interest (if any) in the of the following intangible property, but only insofar as it is assignable at no cost to Grantor:  (a) any plans and specifications and other architectural and engineering drawings for the Real Property; (b) any warranties or guaranties given or made with respect to the Real Property; (c) any transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect with Seller’s use and operation of the Real Property or any part thereof; and (d) any trade name used for the Real Property improvements and fixtures (excluding, any that include the word, “Medalist”).

This Bill of Sale is not intended, and should not be construed to convey property of tenants or others.  Grantor makes no representation or warranty that any Personal Property exists as of the date hereof, and the conveyance hereunder shall not be deemed breached or ineffective if no such Personal Property is owned by Grantor. The Personal Property is bargained, sold, granted, conveyed and transferred by Grantor AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF GRANTOR EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ANY WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE.

TO HAVE AND TO HOLD the same, unto Grantee, its successors and assigns forever.

F-1

IN WITNESS WHEREOF, the parties have executed this Bill of Sale on the day and year first above written.

GRANTOR:

MDR GREENBRIER, LLC,

a Delaware limited liability company

By:

Name:

Its:

GRANTEE:

CLM ACQUISITIONS, LLC,

a Virginia limited liability company

By:____________________________

Name:

Title:

To be Attached:

Exhibit A: Legal Description

F-2

Exhibit g

FORM OF TITLE AFFIDAVIT

STATE OF     )

)SS

COUNTY OF     )

SELLER’S TITLE AFFIDAVIT

The undersigned, after being first duly sworn, states as follows:

1.The undersigned is the duly authorized ___________________________ of _____________________________________________ (“Owner”), which is the seller of the real property (the “Property”) described in Old Republic National Title Insurance Company’s Commitment No. ______________________, dated _________________ (the “Commitment”).

2.To Owner’s knowledge, there is no action or proceeding now pending in any state or federal court which, if adversely determined, would adversely affect the Property, nor is there any unrecorded state or federal court judgment, state or federal tax lien or any other state or federal lien of any nature against the undersigned which may constitute a lien against the Property.

3.To Owner’s knowledge, no work, services or labor has been done, and no fixtures, apparatus or material has been furnished, in connection with or to the Property, including any tenant work, except such work, services, labor, fixtures, apparatus or materials as have been fully and completely paid for, and there is no unrecorded mechanics’ lien claim against the Property, nor any claim by or indebtedness to anyone for any work, services, labor, fixtures, apparatus or materials done to, upon or in connection with the Property which could give rise to any such lien, except:

4.To Owner’s knowledge, except as set forth in the Commitment, Owner is not party to any unrecorded mortgages, improvement liens, chattel mortgages, conditional bills of sale, contracts of sale, written leases (except as herein specified), title retention agreements, security agreements, agreements not to sell or encumber, or financing statements which affect the Property or any component thereof.

5.The Owner has not entered into any leases with respect to the Property, other than those described on Exhibit A hereto.

6.The Owner has not heretofore sold or conveyed any interest in the Property other than in connection with this sale and any matters that may be of record.

7.The Owner has not received any written notice of the violation of any covenants, conditions or restrictions has been received.

G-1

8.No proceedings in bankruptcy or receivership have been instituted by or against the Owner within the last ten years, and the Owner has never made an assignment for the benefit of creditors.

The undersigned makes this affidavit for the purpose of inducing First American Title Insurance Company to issue its owner’s title insurance policy with extended coverage pursuant to the Commitment.

References to the “knowledge” of Seller, as used in this Affidavit, shall refer only to the current actual knowledge of C. Brent Winn Jr., whom Seller represents to be the officer of Seller who is most knowledgeable with respect to the Property, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any officer, agent, manager, member, representative or employee of Seller or any affiliate thereof (“Seller’s Representative”) other than C. Brent Winn Jr., or to impose any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  In no event shall C. Brent Winn Jr. or any other Seller’s Representative have any personal liability to Buyer for the breach or inaccuracy of any representation or warranty or for the non-performance of any covenant contained in this Agreement.

Executed the __________ day of _______________________, 20___.

By:

Name:

Subscribed and sworn to before me as of this _____

day of ______________________, 20___.

Notary Public

My commission expires:

G-2

SCHEDULE 1.3

LIST OF LEASES

1.Atlantech Mechanical Services, Inc.

a.	Triple Net Lease dated March 31, 2014
b.	First Lease Amendment dated March 23, 2015
c.	Second Amendment dated May 29, 2018
d.	Third Lease Amendment dated March 27, 2021

2.BSN Sports, Inc

a.	Greenbrier Business Center Office Lease dated October 29, 1997
b.	First Amendment to Lease Agreement dated November 5, 1999
c.	Second Amendment to Lease Agreement dated November 14, 2001
d.	Third Amendment to Lease Agreement dated September 11, 2003
e.	Fourth Amendment to Lease Agreement dated September 23, 2005
f.	Fifth Amendment to Lease Agreement dated September 10, 2008
g.	Sixth Amendment to Lease Agreement dated September 1, 2011
h.	Seventh Amendment to Lease Agreement dated April 25, 2014
i.	Eighth Amendment to Lease Agreement dated December 31, 2017
j.	Ninth Amendment to Lease Agreement dated April 28, 2023

3.C.P. Dean Company, Inc.

a.	Triple Net Lease dated October 13, 2023

4.Eurofins Lancaster Laboratories Environment Testing, LLC

a.	Triple Net Lease dated November 17, 2016
b.	First Lease Amendment dated May 13, 2019
c.	Tenant Correspondence dated November 23, 2021 – Notice of Assignment of Lease
d.	Second Lease Amendment dated April 7, 2022
e.	Third Lease Amendment dated August 30, 2025

5.Fire Tech Services, Inc.

a.	Triple Net Lease executed August 21, 2020
b.	Reserved Parking Space Lease Agreement dated February 14, 2025

6.Fly7 Installations, LLC

a.	Triple Net Lease dated March 29, 2023

7.Hampton Roads Protective Coatings, LLC

a.	Triple Net Lease (undated) commencing March 1, 2023
b.	Property Manager Correspondence dated March 2, 2023 – Welcome Packet

Schedule 1.3

8.Harvest Outreach Ministry, Inc. (dba Bridge Church)

a.	Triple Net Lease dated January 31, 2014
b.	First Lease Amendment dated March 11, 2014
c.	Second Lease Amendment dated July 10, 2014
d.	Third Lease Amendment dated October 23, 2014
e.	Fourth Lease Amendment executed June 3, 2015
f.	Fifth Lease Amendment dated September 23, 2019
g.	Sixth Lease Amendment dated February 28, 2022
h.	Seventh Lease Amendment dated July 24, 2025

9.Make it Happen Media, LLC

a.	Triple Net Lease dated June 30, 2022, with attached Work Letter Agreement
c.	Notice of Lease Term Dates dated October 26, 2022
d.	First Lease Amendment dated February 17, 2023, with attached Work Letter Agreement
e.	Property Manager Correspondence dated March 20, 2023 – Notice of Rent Escalation due to Relocation effective March 1, 2023
f.	Second Lease Amendment dated September 26, 2023

10.Mechanical Source Solutions, LLC

a.	Triple Net Lease executed June 9, 2020, with attached Work Letter Agreement, Personal Guaranty and Promissory Note
b.	Property Manager Correspondence dated September 23, 2020 – Rent Commencement
c.	First Lease Amendment dated July 15, 2025

11.New Kent Coatings, Inc.

a.	Triple Net Lease dated July 18, 2024, with attached Work Letter Agreement and Guaranties

12.Phillips Corporation

a.	Triple Net Lease dated March 10, 2023, with attached Work Letter Agreement
b.	Property Manager Correspondence dated March 13, 2023 – Welcome Packet

Schedule 1.3

13.Science Applications International Corporation

a.	Triple Net Lease dated June 2008, with attached Notice of Lease Term Dates dated June 18, 2008, and Addendum 1 to Lease executed June 16, 2008

b.First Lease Amendment dated July 25, 2009

c.Tenant Correspondence dated October 5, 2009 – notice of renewal

d.	Second Lease Amendment dated June 11, 2010
e.	Third Lease Amendment dated September 1, 2011
f.	Fourth Lease Amendment dated March 20, 2013
g.	Fifth Lease Amendment dated June 29, 2015
h.	Tenant Correspondence dated January 8, 2018 – notice of renewal
i.	Sixth Lease Amendment dated August 3, 2019
j.	Tenant Correspondence dated May 29, 2020 – Notice of Assignment
k.	Seventh Lease Amendment dated June 23, 2020
l.	Tenant Correspondence dated March 8, 2021 – Notice of Exercise of Option to Renew
m.	Eighth Lease Amendment dated September 12, 2022
n.	Ninth Lease Amendment dated August 31, 2023
o.	Tenth Lease Amendment dated September 9, 2024
p.	Eleventh Lease Amendment dated August 15, 2025, with attached Work Letter Agreement

14.The GlenMark Group LLC

a.	Triple Net Lease dated August 26, 2024, with attached Work Letter Agreement and Lease Guaranty
b.	Property Manager Correspondence dated January 16, 2025 - Revised Commencement Letter

15.TK Elevator Corporation

a.	Lease dated November 15, 2012
b.	First Lease Amendment dated May 14, 2019, with attached Work Letter Agreement
c.	Tenant Correspondence dated February 21, 2024 – change of address

d.	Second Lease Amendment dated September 23, 2024, with attached Work Letter Agreement
e.	Third Lease Amendment dated February 12, 2025, with attached Work Letter Agreement
f.	Property Manager Correspondence dated June 11, 2025 – Confirmation of Expansion Date and Rent Schedule

Schedule 1.3

16.Walder Foundation Products, LLC

a.	Triple Net Lease dated August 23, 2023, with attached Work Letter Agreement
b.	Property Manager Correspondence dated August 23, 2023 – welcome packet

17Westridge Peak Holdings, Inc.

a.	Triple Net Lease dated April 4, 2024, with attached Work Letter Agreement and Guaranty

18.Will Henry Inc. (dba Tidal Wave Graphics)

a.	Triple Net Lease dated March 8, 2021
b.	First Lease Amendment dated April 29, 2022
c.	Second Lease Amendment dated November 20, 2023

Schedule 1.3

SCHEDULE 2.2

ESCROW PROVISIONS

The following provisions shall govern the obligations of Escrow Agent hereunder with regard to the Deposit:

1.Escrow Agent shall hold the Deposit in escrow in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts as Buyer and Seller may instruct from time to time until the earlier to occur of (a) the Closing Deadline, at which time the Deposit shall be applied against the Purchase Price, or (b) the date on which Escrow Agent is authorized to disburse the Deposit as set forth in paragraph 2. below.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.Buyer may, upon Buyer’s termination of this Agreement at any time on or before the Review Period Expiration Date, demand a return of the Deposit and Escrow Agent shall return the Deposit to Buyer upon giving written notice to Seller but without the necessity of waiting five (5) business days.  If the Deposit has not been released earlier in accordance with this paragraph 2., and Closing does not occur, and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment on or before the fifth (5th) business day after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such five (5) business day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties or a final judgment or arbitrators’ decision.  However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a state court in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Buyer.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

3.Escrow Agent, as the person responsible for closing the transaction contemplated by this Agreement within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify, protect, defend and hold Buyer, Seller, and their respective attorneys and brokers harmless from and against any and all Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this provision.

4.The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of the provisions of this Schedule 2.2 or its other obligations under this Agreement, or involving negligence.  Seller and Buyer jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all Losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of the provisions of this Schedule

Schedule 2.2

2.2 or its other obligations under this Agreement, or involving negligence on the part of the Escrow Agent.

5.The parties shall deliver to Escrow Agent an executed copy of the Agreement, which shall constitute their instructions to Escrow Agent.  Escrow Agent shall execute the signature page for Escrow Agent attached to the Agreement for the purpose of agreeing to the provisions of this Schedule 2.2 and the other terms of the Agreement (including Section 9.4 thereof) applicable to Escrow Agent; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of the Agreement on Buyer and Seller, and the same shall become fully effective upon execution by Buyer and Seller, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of the Agreement other than this Schedule 2.2.

Schedule 2.2